Exhibit i1

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

2004 EQUITY INCENTIVE PLAN

(2005 AMENDMENT AND RESTATEMENT)

1.	PURPOSE.

(a) General Purpose. The Plan has been established to advance the interests of the Company by providing for the grant of Awards to Participants.

(b) Available Awards. The purpose of the Plan is to provide a means by which eligible recipients of Awards may be given an opportunity to benefit from increases in the value of the Company’s Stock through the granting of Incentive Stock Options, Nonstatutory Stock Options and Warrants.

(c) Eligible Participants. All key Employees and all Directors of the Company and its Affiliates are eligible to be granted Awards by the Board under the Plan; provided, however, that grants of Awards to Non-Employee Directors must be approved by order of the Securities and Exchange Commission as provided by Section 61(a)(3)(B)(i)(II) of the 1940 Act.

2.	DEFINITIONS.

(a) “1940 Act” means the Investment Company Act of 1940, as amended.

(b) “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing.

(c) “Award” means an award of Options or Warrants granted pursuant to the Plan.

(d) “Board” means the Board of Directors of the Company.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means a committee of two or more members of the Board appointed by the Board in accordance with

Section 3(c).

(g) “Company” means Hercules Technology Growth Capital, Inc., a Maryland corporation.

(h) “Continuous Service” means the Participant’s uninterrupted service with the Company or an Affiliate, whether as an Employee or Director.

(i) “Covered Transaction” means any of (i) a consolidation, merger, stock sale or similar transaction or series of related transactions in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, (iii) a dissolution or liquidation of the Company or (iv) following such time as the Company has a class of equity securities listed on a national securities exchange or quoted on an inter-dealer quotation system, a change in the membership of the Board for any reason such that the individuals who, as of the date this plan is adopted by the Board (the “Effective Date”), constitute the Board of Directors of the Company (the “Continuing Directors”) cease for any reason to constitute at least a majority of the Board (a “Board Change”); provided, however, that any individual becoming a director after the Effective Date whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the Continuing Directors will be considered as though such individual were a Continuing Director, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934) or other actual or threatened solicitation of proxies or consents by or on behalf of any person or entity other than the Board. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Board), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

(j) “Director” means a member of the Board of Directors of the Company.

(k) “Dividend Equivalent Rights” has the meaning set forth in Section 10.

(l) “Employee” means any person employed by the Company or an Affiliate.

(m) “Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests.

(n) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(o) “Non-Employee Director” means a Director who is not a current Employee of the Company.

(p) “Nonstatutory Stock Option” means an Option that is not an Incentive Stock Option.

(q) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

(r) “Participant” means a person to whom an Award is granted pursuant to the Plan.

(s) “Permitted Transferee” means a Family Member of a Participant to whom a Nonstatutory Stock Option has been transferred by gift.

(t) “Plan” means this 2004 Equity Incentive Plan, as from time to time amended and in effect.

(u) “Securities Act” means the Securities Act of 1933, as amended.

(v) “Stock” means the common stock of the Company, par value $.001 per share.

(w) “Warrant” means a warrant to purchase Stock of the Company granted pursuant to the Plan and having such terms and conditions as the Board shall deem appropriate.

3.	ADMINISTRATION.

(a) Administration By Board. The Board shall administer the Plan unless and until it delegates administration to a Committee, as provided in Section 3(c).

(b) Powers of Board. The Board shall have the power, subject to the express provisions of the Plan and applicable law:

(i) To determine from time to time which of the persons eligible under the Plan shall be granted Awards; when and how each Award shall be granted and documented; what type or combination of types of Awards shall be granted; the provisions of each Award granted, including the time or times when a person shall be permitted to exercise an Award; and the number of shares of Stock with respect to which an Award shall be granted to each such person.

(ii) To construe and interpret the Plan and Awards granted under it, including Dividend Equivalent Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award documentation, in such manner and to such extent as it shall deem necessary or expedient to make the Plan fully effective.

(iii) To amend the Plan or an Award as provided in Section 11.

(iv) To terminate or suspend the Plan as provided in Section 12.

(v) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan.

(c) Delegation to Committee. The Board may delegate administration of the Plan to a Committee or Committees of two (2) or more members of the Board, and the term “Committee” shall apply to any persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board, other than the Board reference at the end of this sentence and the Board references in the last sentence of this subsection (c), shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

(d) Effect of Board’s Decision. Determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

4.	SHARES SUBJECT TO THE PLAN; CERTAIN LIMITS.

(a) Share Reserve. The maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise of Awards (and in the case of Warrants, exercise or exchange of Warrants) is five million (5,000,000) shares.

(b) Reversion of Shares to the Share Reserve. If any Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the shares of Stock not acquired under such Award shall revert to and again become available for issuance under the Plan. To the extent any Warrants are exchanged at any time for shares of Stock pursuant to the terms of the certificates governing such Warrants, that number of shares equal to the difference between the number of shares for which such Warrants were exercisable immediately prior to such exchange and the number of shares of Stock for which such Warrants are, in fact, exchanged shall revert to and again become available for issuance under the Plan.

(c) Source of Shares. The shares of Stock subject to the Plan may be unissued shares or reacquired shares bought on the market or otherwise.

(d) Limits on Individual Grants; Limits on Grants to Non-Employee Directors. The maximum number of shares of Stock for which any Employee may be granted Awards in any calendar year is four million (4,000,000) shares. The maximum number of shares of Stock in the aggregate that may be issued to Non-Employee Directors under the Plan pursuant to the exercise of Awards is 1,000,000 or such other maximum number as is approved by the Securities and Exchange Commission.

(e) No Grants in Contravention of 1940 Act. No Award may be granted under the Plan if the grant of such Award would cause the Company to violate Section 61(a)(3) of the 1940 Act, and, if otherwise approved for grant, shall be void and of no effect.

5.	ELIGIBILITY.

Incentive Stock Options may be granted only to Employees of the Company or a “parent” or “subsidiary” corporation of the Company as those terms are used in Section 424 of the Code. Awards other than Incentive Stock Options may be granted to both Employees and Directors; provided, however, that grants of Awards to Non-Employee Directors must be approved by order of the Securities and Exchange Commission as provided by Section 61(a)(3)(B)(i)(II) of the 1940 Act.

6.	OPTION PROVISIONS.

Each Option shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock

Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical, but, to the extent relevant, each Option shall include (through incorporation by reference or otherwise) the substance of each of the following provisions:

(a) Term. No Option shall be exercisable after the expiration of ten (10) years from the date on which it was granted.

(b) Exercise Price of an Option. The exercise price of each Option shall be not less than one hundred percent (100%) of the fair market value of the stock subject to the Option on the date the Option is granted.

(c) Consideration. The purchase price for Stock acquired pursuant to an Option shall be paid in full at the time of exercise either (i) in cash, (ii) by delivery to the Company of previously acquired shares of Stock, (iii) through a broker-assisted exercise program acceptable to the Board, (iv) by such other means of payment as may be acceptable to the Board, or (v) in any combination of the foregoing permitted forms of payment. Unless otherwise specifically provided by the Board, any shares of Stock tendered in payment of the exercise price under (ii) above, if acquired directly or indirectly from the Company, shall have been held for six (6) months or longer.

(d) Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant.

(e) Transferability of a Nonstatutory Stock Option. A Nonstatutory Stock Option shall be transferable by will or by the laws of descent and distribution, or, to the extent provided by the Board, by gift to a Permitted Transferee, and a Nonstatutory Stock Option that is nontransferable except at death shall be exercisable during the lifetime of the Participant only by the Participant.

(f) Exercisability. The Board shall determine the time or times at which, and the terms and conditions under which, each Option may become exercisable and the period during which the Option, once exercisable, shall remain exercisable.

(g) Termination of Continuous Service. Unless the Board expressly provides otherwise, immediately upon the cessation of a Participant’s Continuous Service that portion, if any, of any Option held by the Participant or the Participant’s Permitted Transferee that is not then exercisable will terminate and the balance will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Option could have been exercised without regard to this Section 6(g), and will thereupon terminate subject to the following provisions (which shall apply unless the Board expressly provides otherwise):

(i) if a Participant’s Continuous Service ceases by reason of death, or if a Participant dies following the cessation of his or her Continuous Service but while any portion of any Option then held by the Participant or the Participant’s Permitted Transferee is still exercisable, the then exercisable portion, if any, of all Options held by the Participant or the Participant’s Permitted Transferee immediately prior to the

Participant’s death will remain exercisable for the lesser of (A) the one year period ending with the first anniversary of the Participant’s death or (B) the period ending on the latest date on which such Option could have been exercised without regard to this Section 6(g)(i), and will thereupon terminate; and

(ii) if the Board in its sole discretion determines that the cessation of a Participant’s Continuous Service resulted for reasons that cast such discredit on the Participant as to justify immediate termination of his or her Options, all Options then held by the Participant or the Participant’s Permitted Transferee will immediately terminate.

7.	WARRANT PROVISIONS.

Warrants granted prior to January 28, 2005 shall be governed by the applicable terms of the Plan as then in effect.

8.	MISCELLANEOUS.

(a) Acceleration. The Board shall have the power to accelerate the time at which an Award or any portion thereof may first be exercised, regardless of the tax or other consequences to the Participant or the Participant’s Permitted Transferee resulting from such acceleration.

(b) Stockholder Rights. No Participant or other person shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to an Award unless and until such Award has been delivered to the Participant or other person upon exercise of the Award (or, in the case of Warrants, upon exercise or exchange of the Warrant).

(c) No Employment or Other Service Rights. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue in the employment of, or to continue to serve as a director of, the Company or an Affiliate or shall affect the right of the Company or an Affiliate to terminate (i) the employment of the Participant (if the Participant is an Employee) with or without notice and with or without cause or (ii) the service of a Director (if the Participant is a Director) pursuant to the Bylaws of the Company or an Affiliate and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated.

(d) Legal Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act, the Company may require, as a condition to exercise of the Award (or, in the case of Warrants, as a condition to exercise or exchange of the Warrant), such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

(e) Withholding Obligations. Each exercise of an Award granted hereunder (or, in the case of Warrants, exercise or exchange of a Warrant) shall be subject to the Participant’s having made arrangements satisfactory to the Board for the full and timely satisfaction of all federal, state, local and other tax withholding requirements applicable to such exercise or exchange. Without limiting the generality of the foregoing, the Participant may satisfy such withholding requirements by tendering a check (acceptable to the Board) for the full amount of such withholding or, if the Board so permits, by any of the following means or by a combination of such means: (i) authorizing the Company to withhold shares of Stock from the shares of Stock otherwise issuable to the Participant as a result of the exercise or exchange or acquisition of Stock under the Award; or (ii) delivering to the Company owned and unencumbered shares of Stock; provided, however, that no shares of Stock may be withheld or tendered with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid variable award accounting). In the event the Company or an Affiliate becomes liable for tax withholding with respect to an Award prior to the date of exercise (or, in the case of Warrants, exercise or exchange), the Company may require the Participant to remit the required tax withholding by separate check acceptable to the Company or may make such other arrangements (including withholding from other payments to the Participant) for the satisfaction of such withholding as it determines.

9.	ADJUSTMENTS UPON CHANGES IN STOCK.

(a) Capitalization Adjustments. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the Board will make appropriate adjustments to the maximum number of shares specified in Section 4(a) that may be delivered under the Plan, to the maximum per-participant share limit described in Section 4(d) and to the maximum number of shares specified in Section 4(d) that may be issued to Non-Employee Directors pursuant to Awards, and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change. To the extent consistent with qualification of Incentive Stock Options under Section 422 of the Code and with the performance-based compensation rules of Section 162(m), where applicable, the Board may also make adjustments of the type described in the preceding sentence to take into account distributions to stockholders other than those provided for in such sentence, or any other event, if the Board determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards granted hereunder.

(b) Covered Transaction. Except as otherwise provided in an Award, in the event of a Covered Transaction in which there is an acquiring or surviving entity, the Board may provide for the assumption of some or all outstanding Awards, or for the grant of new awards in substitution therefor, by the acquiror or survivor or an affiliate of the acquiror or survivor, in each case on such terms and subject to such conditions as the Board determines. In the absence of such an assumption or if there is no substitution, except as otherwise provided in the Award, each Award will become fully exercisable prior to the Covered Transaction on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Board, to participate as a stockholder in the Covered Transaction following exercise, and the Award will terminate upon consummation of the Covered Transaction.

10.	DIVIDEND EQUIVALENT RIGHTS.

The Board may provide for the payment of amounts in lieu of cash dividends or other cash distributions (“Dividend Equivalent Rights”) with respect to Stock subject to an Award; provided, however, that grants of Dividend Equivalent Rights must be approved by order of the Securities and Exchange Commission. The Board may impose such terms, restrictions and conditions on Dividend Equivalent Rights, including the date such rights will terminate, as it deems appropriate, and may terminate, amend or suspend such Dividend Equivalent Rights at any time without the consent of the Participant or Participants to whom such Dividend Equivalent Rights have been granted, if any.

11.	AMENDMENT OF THE PLAN AND Awards.

The Board may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Board may not, without the Participant’s consent, alter the terms of an Award so as to affect adversely the Participant’s rights under the Award, unless the Board expressly reserved the right to do so at the time of the grant of the Award.

12.	TERMINATION OR SUSPENSION OF THE PLAN.

(a) Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is initially adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Awards granted while the Plan is in effect except with the written consent of the Participant.

13.	EFFECTIVE DATE OF PLAN.

The Plan shall become effective as determined by the Board, but no Award shall be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

14.	1940 ACT.

No provision of this Plan shall contravene any portion of the 1940 Act, and in the event of any conflict between the provisions of the Plan or any Award and the 1940 Act, the applicable section of the 1940 Act shall control and all Awards under the Plan shall be so modified. All

Participants holding such modified Awards shall be notified of the change to their Awards and such change shall be binding on such Participants.

15.	SEVERABILITY.

If any provision of this Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Participant or Award, or would disqualify this Plan or any Award under any applicable law, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board, materially altering the intent of this Plan or the Award, such provision shall be stricken as to such jurisdiction, Participant or Award and the remainder of this Plan and any such Award shall remain in full force and effect.